Exhibit 99.1

Isle of Capri Casinos, Inc. Completes Purchase of Remaining Interest in Colorado Casinos

ST. LOUIS, Mo., January 25/PRNewswire-FirstCall/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today that the Company has completed the acquisition of the 43% interest in Isle of Capri-Black Hawk LLC (“Black Hawk”) previously owned by an affiliate of Nevada Gold & Casinos, Inc.

Isle of Capri Casinos, Inc. previously owned 57% of Isle of Capri-Black Hawk LLC and completed the transaction at the previously announced purchase price of $64.6 million. Through Isle of Capri-Black Hawk, LLC., the Company operates Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado.

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Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colo. and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

There are four Isle of Capri Casinos brands including “the isle,” Isle of Capri, Colorado Central Station and Rhythm City, providing over 16,000 slot machines, 550 table games and 3000 hotel rooms for our guests’ enjoyment.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

                    Allan B. Solomon, Executive Vice President-561.995.6660

                    Dale Black, Chief Financial Officer-314.813.9327

                    Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.